UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

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Form 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

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Date of Report (Date of earliest event reported) July 18, 2005 (July 22, 2005)

Cendant Corporation
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-10308 (Commission File No.)	06-0918165 (I.R.S. Employer Identification Number)
9 West 57th Street New York, NY (Address of principal executive office)		10019 (Zip Code)

Registrant's telephone number, including area code  (212) 413-1800

None
(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On July 19, 2005, our Compensation Committee approved amendments to our Amended and Restated 2004 Performance Metric Long Term Incentive Plan. The purpose of the plan is to provide performance-based equity incentive grants to designated key employees. The amendments to the plan relate to (i) the calculation of "Adjusted EBITDA" and (ii) an increase of both the Disposition Premium Amortization Period and Acquisition Premium Amortization Period from four years to five years. A copy of such plan, as so amended, is attached as Exhibit 10 and incorporated by reference herein.

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On July 18, 2005, our Board of Directors elected Ms. Louise T. Blouin MacBain as a director, effective immediately. Ms. MacBain is the Chairman of LTB Holding Ltd., an art magazine publisher and art information provider.

Ms. MacBain will stand for re-election by shareholders at our 2006 Annual Meeting. As previously disclosed, commencing with our 2006 Annual Meeting, the entire Board of Directors will stand for election by shareholders each year. Ms. MacBain is not expected to be assigned to any committees of the Board of Directors at this time.

The Board of Directors has determined that Ms. MacBain is an independent director under the New York Stock Exchange Listing Standards and our director independence criteria.

Item 8.01	Other Events.

On July 19, 2005, we announced that our board of directors formally declared a regular quarterly cash dividend of $0.11 per common share, payable September 13, 2005 to stockholders of record as of August 22, 2005. The $0.11 per share dividend represents a 22% increase from the $0.09 per share regular quarterly dividend previously paid to stockholders. A copy of such announcement is attached as Exhibit 99 and is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(c)	Exhibits

10	2004 Performance Metric Long Term Incentive Plan, Amended and Restated as of July 19, 2005.

99	Press Release: Cendant’s Board of Directors Approves Quarterly Cash Dividend of $0.11 Per Common Share Implementing Previously Announced Plan to Increase Regular Quarterly Dividend by 22%.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CENDANT CORPORATION
By:	/s/ Eric J. Bock
Eric J. Bock
Executive Vice President, Law
and Corporate Secretary

Date: July 22, 2005